SECURITIES AND EXCHANGE COMMISSION
WASHINGTO, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 18, 2006

SRKP 1, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-114622	51-05021250
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1900 Avenue of the Stars, Suite 310 Los Angeles, CA	90067
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(310) 203-2902

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 18, 2006, Glenn L. Krinsky, the Chief Financial Officer, Corporate Secretary and Director of SRKP 1, Inc. (the “Company”), resigned from his positions effective August 18, 2006. Mr. Krinsky’s resignation was for personal reasons and not due to any disagreement with the Company. Anthony C. Pintsopoulos, 50, will replace Mr. Krinsky as the Chief Financial Officer, Corporate Secretary and a Director of the Company. Mr. Pintsopoulos also serves as the Chief Financial Officer at WestPark Capital, Inc. (WestPark Capital). Prior to joining WestPark Capital, Mr. Pintsopoulos was Chief Financial Officer and acting Chief Operating Officer at Joseph, Charles & Associates (JCA) a full service investment banking and securities brokerage firm. Prior to JCA, from 1983 to 1995, Mr. Pintsopoulos served as Chief Financial Officer, Treasurer and board member of Safety 1st, Inc. (Safety 1st), a manufacturer of juvenile products. He administered Safety 1st’s IPO and secondary offerings. Preceding Safety 1st, Mr. Pintsopoulos worked at Coopers & Lybrand Boston, Massachusetts. Also he owned his own CPA Firm in Massachusetts before merging it into Vitale, Caturano & Co., PC (the largest CPA firm in New England, other than the Big 4). In his CPA business, he has worked with both public and private entities in all phases of business development. He holds a Bachelor of Business Administration in Accounting from the University of Massachusetts, Amherst and holds NASD licenses 7, 24, and 63. He is a Certified Public Accountant, a member of the Massachusetts Society of Certified Public Accountants (MSCPA) and the American Institute of Certified Public Accountants (AICPA).

Mr. Pintsopolous is also a director of SRKP 5, Inc., SRKP 6, Inc., SRKP 8, Inc. and SRKP 9, Inc., each of which is currently a blank shell company. On August 18, 2006, Mr. Pintsopoulos also became a director of SRKP 2, Inc. and SRKP 3, Inc., each of which is a currently a blank shell company. In addition, one of the finders of business combinations for the Company may be WestPark Capital. Mr. Pintsopoulos, one of the Company’s significant stockholders, is the Chief Financial Officer of WestPark Capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2006	SRKP 1, INC.

	By:	/s/ Richard Rappaport

	Name Title:	Richard Rappaport President